Exhibit 99.1

DESTINATION MATERNITY REPORTS

THIRD QUARTER AND FIRST NINE MONTHS FISCAL 2015 RESULTS

•	Third Quarter Inventory Declines $12.0 Million Year-Over-Year to $80.0 Million
•	Company’s Facilities Relocations Completed
•	Company Updates Fiscal Year 2015 Guidance and Provides Fiscal Year 2016 Guidance
•	Board of Directors Announces Regular Quarterly Cash Dividend of $0.20 Per Share
•	Company Announces Management Change

Moorestown, NJ, December 3, 2015 – Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced results for the third quarter and first nine months of fiscal 2015, ended October 31, 2015 compared to the three months and nine months ended November 1, 2014.

For the third quarter of fiscal 2015, the Company reported a GAAP net loss of $1.3 million, or $0.09 per diluted share, which included other charges of approximately $0.4 million, net of tax, related to the relocations of its headquarters and distribution facilities, and $0.3 million, net of tax, related to management and organizational changes. This compares to a GAAP net loss of $1.2 million, or $0.09 per diluted share, for the three months ended November 1, 2014, which included other charges of $0.4 million, net of tax, related to the relocations of the Company’s headquarters and distribution facilities and $2.7 million, net of tax, related to management and organizational changes, offset by a $2.5 million gain on the sale of the Company’s prior headquarters/distribution facility.

On an adjusted basis, for the third quarter of fiscal 2015, the Company reported a net loss of $0.6 million, or $0.05 per diluted share. This compares to an adjusted loss of $0.6 million, or $0.05 per diluted share for the three months ended November 1, 2014. For a reconciliation of GAAP to non-GAAP financial information, refer to the financial tables at the end of this press release.

During the third quarter of fiscal 2015 the Company recognized $1.8 million of benefit from its award under the Grow New Jersey Assistance Program (“Grow NJ”) as a reduction to the costs incurred by the Company in connection with the relocations of its corporate headquarters and distribution operations to southern New Jersey from Philadelphia, Pennsylvania.

The Company also announced that, in a further effort to streamline operations and its reporting structure, the separate President function is being eliminated. As a result Christopher Daniel, previously President, will be leaving the Company. Anthony M. Romano, the Company’s Chief Executive Officer, will assume the additional title of President.

Commenting on the management change, Mr. Romano stated: “While I am sorry to see Chris leave, the opportunity to flatten our organization and streamline the merchandising decisions is an important step in our ongoing efforts to simplify our business model, improve efficiencies and make quicker decisions. I will assume the additional role of President and work directly with our brands in pursuit of our goal to consistently provide our customers with compelling product and exceptional customer service. I wish to thank Chris for his strong support during this past year and for his many contributions during his time with Destination Maternity.”

Commenting on the financial results, Mr. Romano stated, “For the third quarter we reported adjusted EBITDA before other charges of $5.1 million, representing modest improvement from $4.1 million in the prior year, as our gross margin held steady and we managed expenses well. However, both internal and external factors negatively impacted our reported comparable sales, which were down 3.6%. Externally, we were not immune from the tough retail environment, facing decreased traffic and unseasonably warm weather. Internally, the completed move to our new distribution center presented some transitional challenges in August and September, adversely impacting both web fulfillment and store deliveries. We estimate the one-time negative impact to our reported comparable sales was approximately 2.0% due to these challenges. This headwind is now behind us and we are on track to benefit in fiscal 2016 from increased efficiencies from our new distribution center.

“During the quarter we continued to focus on our key strategies, including inventory management. Aggressive inventory management remains the most significant opportunity to drive consistent comparable sales growth and gross profit dollar improvement going forward. We are pleased that our inventory carrying value of $80 million at quarter end declined 13% from the prior year period. However, unit inventory is down only slightly as we have not yet completed the liquidation of all aged, reserved inventory. We continue to evaluate alternative liquidation approaches to optimize our cash return on the disposal of excess and out-of-season merchandise.

“Overall, while the third quarter presented significant challenges and our results are slower to materialize than we would like, I firmly believe that we are working on the right strategies to achieve our objective of delivering a sustained improvement in sales and operating profitability.”

Third Quarter Fiscal 2015 Financial Results

•	Net sales were $119.5 million compared with $125.1 million for the comparable three month period ended November 1, 2014. The decrease in total reported sales resulted primarily from a decline in comparable sales and decreased sales related to the Company’s continued efforts to close underperforming stores, partially offset by an increase in sales from the Company’s licensed relationship.

•	Comparable sales decreased 3.6%, which follows a 6.9% decrease for the three month period ended November 1, 2014. The Company believes the primary drivers of the comparable sales decline were lower transactions and lower unit sales that were negatively impacted by both internal and external factors. Externally, the difficult retail environment resulted in decreased traffic and unseasonably warm weather that hurt sales of Fall merchandise. Internally, the now completed move to the Company’s new distribution center presented some transitional challenges in August and September that adversely impacted both web fulfillment and store deliveries. The Company estimates the disruption from its distribution center move negatively impacted its reported comparable sales by approximately 2.0% for the third quarter of fiscal 2015.

•	Gross margin for the quarter ending October 31, 2015 was 50.5%, up slightly over the comparable prior year period. The year-over-year performance in gross margin reflects less price promotion and markdown activity as a result of better managed inventory, lower levels of excess current season and aged merchandise, and benefit from the Grow NJ award. During the third quarter of fiscal 2015 higher occupancy and depreciation expenses from the Company’s facilities relocations were substantially offset by lower employment costs and $0.8 million of benefit from the Company’s Grow NJ award, which the Company began to recognize during the quarter. In fiscal 2016 and beyond the Grow NJ benefit is expected to partially offset the Company’s relocation related costs on an annual basis. Due to the timing of the initial benefit recognition in the third quarter of fiscal 2015, the Company estimates its third quarter fiscal 2015 gross margin was approximately 0.4% higher than the annualized benefit expected in the future.

•	Selling, general and administrative expenses (“SG&A”) were $60.4 million, or 50.6% of net sales, compared to $63.1 million, or 50.4% of net sales, for the three months ended November 1, 2014. The decline in SG&A as compared to the three months ended November 1, 2014 reflects lower marketing and advertising expense and cost reductions resulting from the Company’s continued closure of underperforming stores. The Company recognized $0.5 million in SG&A from its Grow NJ benefit in the third quarter of fiscal 2015, which substantially offset higher occupancy and depreciation expenses for its corporate headquarters.

•	Store closing, asset impairment and asset disposal expense was $0.6 million compared to expense of $0.5 million for the three months ended November 1, 2014.

•	Adjusted EBITDA before other charges was $5.1 million compared to $4.1 million for the three months ended November 1, 2014. Adjusted EBITDA before other charges is defined in the financial tables at the end of this press release.

•	GAAP net loss was $1.3 million compared to a net loss of $1.2 million for the three months ended November 1, 2014.

•	Adjusted net loss was $0.6 million, or $0.05 per diluted share, compared to adjusted net loss of $0.6 million, or $0.05 per diluted share, for the three months ended November 1, 2014.

First Nine Months of Fiscal 2015 Financial Results

•	Net sales were $380.5 million compared with $389.4 million for the nine months ended November 1, 2014. The decrease in sales resulted primarily from decreased sales related to the Company’s continued efforts to close underperforming stores and a decline in comparable sales.

•	Comparable sales decreased 1.0%, which follows a decrease of 5.5% for the nine months ended November 1, 2014. The comparable sales decrease primarily reflects higher year-over-year price promotional and markdown activity, as well as lower transactions and lower unit sales during the third quarter of fiscal 2015 from decreased traffic, the adverse impact of unseasonably warm weather on sales of Fall merchandise, and the adverse impact of the disruption from the Company’s distribution center move. The Company estimates the disruption from its distribution center move negatively impacted its reported comparable sales by approximately 0.7% for the first nine months of fiscal 2015.

•	Gross margin was 49.2% compared to 51.6% for the nine months ended November 1, 2014. The year-over-year decrease in gross margin is consistent with the Company’s expectations and reflects promotional activity to liquidate excess inventory, and benefit from the Grow NJ award. Due to the timing of the initial benefit recognition in the third quarter of fiscal 2015, the Company estimates its first nine months of fiscal 2015 gross margin was approximately 0.1% higher than the annualized benefit expected in the future.

•	SG&A for the first nine months of fiscal 2015 were $186.1 million, or 48.9% of net sales, compared to $187.8 million, or 48.2% of net sales, for the nine months ended November 1, 2014.

•	Store closing, asset impairment and asset disposal activity for the first nine months of fiscal 2015 was $2.3 million of income, including a one-time cash benefit of $4.1 million from the termination of a superstore lease, compared to expense of $1.3 million for the nine months ended November 1, 2014.

•	Adjusted EBITDA before other charges was $19.6 million for the first nine months of fiscal 2015 compared to $26.4 million for the nine months ended November 1, 2014.

•	GAAP net loss was $1.4 million compared to net income of $6.9 million for the nine months ended November 1, 2014.

•	Adjusted net income was $1.4 million, or $0.10 per diluted share, compared to adjusted net income of $7.1 million, or $0.52 per diluted share, for the nine months ended November 1, 2014.

Year to Date Fiscal 2015 Financial Highlights

•	Capital expenditures totaled $23.9 million primarily driven by expenditures for new stores and the relocations of the Company’s headquarters and distribution facilities.

•	At October 31, 2015, inventory was $80.0 million, a decrease of $12.0 million compared to $92.0 million at November 1, 2014.

Quarterly Dividend

On December 1, 2015 the Company declared a regular quarterly cash dividend in the amount of $0.20 for each share of the Company’s outstanding common stock. The cash dividend will be payable January 21, 2016 to stockholders of record at the close of business on January 7, 2016.

Guidance for Fiscal 2015

Financial guidance for the full year fiscal 2015 is as follows:

•	Comparable sales to be down slightly, with slightly better but still negative comparable sales in the fourth quarter;

•	Gross margin to be flat to last year, increasing significantly in the fourth quarter. The three month period ended January 31, 2015 included a $10.9 million inventory write-down that is not anticipated to reoccur in the fourth quarter of fiscal 2015;

•	Other charges of approximately $5 million, primarily related to the relocation of the Company’s distribution facilities and execution of transformation strategic initiatives; and

•	Approximately $26 million in capital expenditures, including $10 million related to the relocations and $16 million related to new stores, store relocations and remodels, as well as continued investment in information systems and technology, including inventory allocation technology.

Guidance for Fiscal 2016

Financial guidance for fiscal 2016 is as follows:

•	A comparable sales increase in the low, single digits, primarily driven by the implementation of the Company’s new allocation system, which will begin to have positive impact in second quarter;

•	Gross margin to increase at least 100 basis points, with essentially flat gross margin in the first quarter, and improving throughout the year;

•	Capital expenditures to be $15 to $17 million compared to the projected $26 million in fiscal 2015 and $40 million in fiscal 2014 as the Company has completed its facilities relocations and will not require additional relocation related capital in fiscal 2016.

Relocations of Corporate Headquarters and Distribution Operations

The Company’s corporate headquarters and distribution operations have been relocated to southern New Jersey from Philadelphia, Pennsylvania. During the third quarter of fiscal 2015 the Company began to recognize a portion of the approximately $36 million in benefits it expects to realize over a ten-year period under Grow NJ. $1.8 million was recognized in the third quarter of fiscal 2015 as a reduction to the costs incurred by the Company in connection with the relocations, of which $0.4 million is included in the Consolidated Balance Sheet at October 31, 2015 as a

reduction to overhead in inventory. As previously noted, the Company experienced some transitional challenges in August and September resulting from the relocation of its distribution operations. The Company estimates that net relocation costs, excluding other charges, will negatively impact its full year fiscal 2015 results by approximately $0.02 per diluted share, as a result of the previously mentioned transitional challenges, partially offset by the expected after-tax earnings benefit from the relocations. The Company’s financial projections of the costs/benefits from its relocations factor the incremental impact of actual costs expected to be incurred, such as occupancy expenses for its new facilities, and actual benefits expected to be realized, such as the Grow NJ benefit, net of operating expenses and depreciation of capital costs that the Company estimates would otherwise have been incurred. For fiscal 2016 the Company projects that it will realize an after-tax earnings benefit of approximately $0.04 per diluted share and an after-tax cash benefit of approximately $3 million from the relocations.

The Company had total capital expenditures associated with these relocations of approximately $39 million with $4 million of this amount offset by construction allowance contributions from the landlord for its new headquarters building.

Key Strategic Initiatives

The Company remains focused on its three strategic initiatives for 2015 which are detailed below:

•	To become more customer-focused and product-centric. The Company expects to consistently place its customer at the center of every product, marketing, planning and operating decision. Customer focus is the driving force behind creating a successful business model and the Company is fully engaged with the changes needed to cater to its changing customer base. With respect to the product, the Company continues to develop and refine a more rigorous product lifecycle calendar that puts the product development process at the core of the day-to-day operations of the business. The more disciplined approach allows the brand to focus on outfitting in order to drive additional units per transaction with higher transaction value.

•	To drive sales growth and inventory productivity. The Company is keenly focused on delivering strong fashion with globally recognized and exclusive brands in appropriate quantities while driving customer loyalty with its unique maternity fit. The Company is also emphasizing its single branded locations which have strong brand recognition and improving its connection with the Millennial Mom through marketing that is consistent with how she shops. This is expected to drive modest comparable sales growth with faster inventory turns.

•	To build a winning culture. The Company has been aggressively changing its processes, refining its technology toolset and adding key talent. With plans to invest in a best-in-class allocation tool and creating a team to support it, the Company plans to drive effective inventory placement thus improving comparable store sales and gross margins.

Retail Locations

The table below summarizes store opening and closing activity for the three months ended October 31, 2015 and November 1, 2014, as well as the Company’s total store, leased department and retail location count at the end of each fiscal period.

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Store Openings (1)	10	5	16	19
Store Closings (1)	8	5	26	33

Period End Retail Location Count (1)
Stores	554	572	554	572
Leased Department Locations	1,310	1,327	1,310	1,327

Total Retail Locations	1,864	1,899	1,864	1,899

1)	Excludes international franchised locations. As of October 31, 2015 Destination Maternity has 184 international franchised locations, including 25 standalone stores operated under one of the Company’s nameplates and 159 shop-in-shop locations.

Conference Call Information

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s third quarter fiscal 2015 financial results. Interested parties can participate in this conference call by calling (877) 546-5021 in the United States and Canada or (857) 244-7553 outside of the United States and Canada. Please call ten minutes prior to 9:00 a.m. Eastern Time. The conference call (listen only) will also be available on the investor section of our website at http://investor.destinationmaternity.com. The passcode for the conference call is 54178854. In the event that you are unable to participate in the call, a replay will be available through Thursday, December 10, 2015 by calling (888) 286-8010 in the United States and Canada or (617) 801-6888 outside of the United States and Canada. The passcode for the replay is 30757407.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of October 31, 2015 Destination Maternity operates 1,864 retail locations in the United States, Canada, Puerto Rico and, most recently, England, including 554 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 1,310 leased department locations. In July 2015 the Company opened its first A Pea in the Pod branded leased department outside of North America in Harrods department store in London, England. The Company also sells merchandise on the web primarily through its motherhood.com, apeainthepod.com and destinationmaternity.com websites. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico and Israel. As of October 31, 2015 Destination Maternity has 184 international franchised locations, including 25 standalone stores operated under one of the Company’s nameplates and 159 shop-in-shop locations. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) Adjusted net income (loss), 2) Adjusted net income (loss) per share (diluted), 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, 6) Adjusted EBITDA margin before other charges, and 7) Net (debt) cash. In the accompanying financial tables, we have provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. Our management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. We use each of these non-GAAP financial measures as a measure of the performance of the Company. We provide these measures to investors to assist them in performing their analysis of our historical operating results. Each of these non-GAAP financial measures, except net (debt) cash, reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income (loss) or operating income (loss) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. We may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, management changes and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, our ability to successfully pursue, complete and manage any acquisitions and related matters, adverse effects on the market price of our common stock and on our operating results because of a failure to complete any proposed acquisition, failure to realize any benefits of any proposed acquisition, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing retail locations and through the Internet, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, our ability to continue our regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, our ability to successfully manage and accomplish our planned relocations of our headquarters and distribution operations with minimal disruption to our overall operations, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

– Financial Tables to Follow –

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(856) 291-9777

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$119,548	$125,105	$380,466	$389,417
Cost of goods sold	59,147	62,402	193,354	188,475

Gross profit	60,401	62,703	187,112	200,942
Gross margin	50.5%	50.1%	49.2%	51.6%
Selling, general and administrative expenses (SG&A)	60,445	63,110	186,121	187,839
SG&A as a percentage of net sales	50.6%	50.4%	48.9%	48.2%
Store closing, asset impairment and asset disposal expenses (income)	601	548	(2,342)	1,299
Other charges	1,052	809	4,497	2,999

Operating income (loss)	(1,697)	(1,764)	(1,164)	8,805
Interest expense, net	374	110	1,147	309

Income (loss) before income taxes	(2,071)	(1,874)	(2,311)	8,496
Income tax (benefit) provision	(797)	(722)	(890)	1,617

Net income (loss)	$(1,274)	$(1,152)	$(1,421)	$6,879

Net income (loss) per share – Basic	$(0.09)	$(0.09)	$(0.10)	$0.51

Average shares outstanding – Basic	13,591	13,504	13,585	13,486

Net income (loss) per share – Diluted	$(0.09)	$(0.09)	$(0.10)	$0.51

Average shares outstanding – Diluted	13,591	13,504	13,585	13,577

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):
Net income (loss), as reported	$(1,274)	$(1,152)	$(1,421)	$6,879
Add: other charges for relocations, net of tax	340	413	1,632	1,127
Add: other charges for management and organizational changes, net of tax	311	2,651	1,128	2,651
Add: other charges for fiscal year change, net of tax	—	—	17	—
Add: other charges for proposed business combination, net of tax	—	—	—	647
Less: gain on sale of building, net of tax	—	(2,540)	—	(2,540)
Less: reductions of state income tax expense, net of federal expense, related to settlements of uncertain income tax positions	—	—	—	(1,654)

Adjusted net income (loss)	$(623)	$(628)	$1,356	$7,110

Adjusted net income (loss) per share – diluted	$(0.05)	$(0.05)	$0.10	$0.52

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	October 31, 2015	January 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$2,066	$1,349
Trade receivables, net	11,087	9,203
Inventories	80,047	75,759
Deferred income taxes	13,830	14,281
Prepaid expenses and other current assets	10,492	12,986

Total current assets	117,522	113,578
Property, plant and equipment, net	94,028	90,135
Other assets	18,832	16,347

Total assets	$230,382	$220,060

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$31,600	$—
Current portion of long-term debt	2,873	2,801
Accounts payable	23,915	26,482
Accrued expenses and other current liabilities	38,079	46,862

Total current liabilities	96,467	76,145
Long-term debt	10,035	12,199
Deferred rent and other non-current liabilities	25,497	25,714

Total liabilities	131,999	114,058
Stockholders’ equity	98,383	106,002

Total liabilities and stockholders’ equity	$230,382	$220,060

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	October 31, 2015	January 31, 2015	November 1, 2014
Cash and cash equivalents	$2,066	$1,349	$11,369
Inventories	80,047	75,759	92,037
Property, plant and equipment, net	94,028	90,135	77,884
Line of credit borrowings	31,600	—	—
Total debt	44,508	15,000	13,478
Net debt (1)	(42,442)	(13,651)	(2,109)
Stockholders’ equity	98,383	106,002	125,392

(1)	Net debt represents cash and cash equivalents minus total debt.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	October 31, 2015	November 1, 2014
Operating Activities
Net income (loss)	$(1,421)	$6,879
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	12,721	11,525
Stock-based compensation expense	2,139	2,882
Loss on impairment of long-lived assets	1,598	1,096
Loss (gain) on disposal of assets	47	(4,086)
Deferred income tax benefit	(1,908)	(2,247)
Amortization of deferred financing costs	136	149
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	(1,884)	(6,486)
Inventories	(4,288)	(4,214)
Prepaid expenses and other current assets	2,494	(4,605)
Other non-current assets	(217)	(61)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(6,598)	12,476
Deferred rent and other non-current liabilities	(422)	4,354

Net cash provided by operating activities	2,397	17,662

Investing Activities
Capital expenditures	(23,947)	(42,555)
Proceeds from sale of property, plant and equipment	35	12,545
Additions to intangible assets	(144)	(1,179)

Net cash used in investing activities	(24,056)	(31,189)

Financing Activities
Increase in cash overdraft	1,318	2,386
Increase in line of credit borrowings	31,600	—
Proceeds from long-term debt	—	13,478
Repayment of long-term debt	(2,092)	—
Deferred financing costs paid	(151)	—
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(62)	(500)
Cash dividends paid	(8,301)	(8,204)
Proceeds from exercise of stock options	69	65
Excess tax benefit from exercise of stock options and restricted stock vesting	—	95

Net cash provided by financing activities	22,381	7,320

Effect of exchange rate changes on cash and cash equivalents	(5)	2

Net Increase (Decrease) in Cash and Cash Equivalents	717	(6,205)
Cash and Cash Equivalents, Beginning of Period	1,349	17,574

Cash and Cash Equivalents, End of Period	$2,066	$11,369

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges

(in thousands, except percentages)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income (loss)	$(1,274)	$(1,152)	$(1,421)	$6,879
Add: income tax (benefit) provision	(797)	(722)	(890)	1,617
Add: interest expense, net	374	110	1,147	309

Operating income (loss)	(1,697)	(1,764)	(1,164)	8,805
Add: depreciation and amortization expense	4,582	3,851	12,721	11,525
Add: loss on impairment of long-lived assets	544	477	1,598	1,096
Add: loss (gain) on disposal of assets	33	(4,055)	47	(4,086)
Add: stock-based compensation expense	587	1,035	2,139	2,882

Adjusted EBITDA (1)	4,049	(456)	15,341	20,222
Add: other charges for relocations (2)	547	344	2,408	924
Add: other charges for management and organizational changes	505	4,256	1,829	4,256
Add: other charges for fiscal year change	—	—	27	—
Add: other charges for proposed business combination	—	—	—	1,045

Adjusted EBITDA before other charges	$5,101	$4,144	$19,605	$26,447

Net sales	$119,548	$125,105	$380,466	$389,417

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(1.4)%	(1.4)%	(0.3)%	2.2%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales)	3.4%	(0.4)%	4.0%	5.2%
Adjusted EBITDA margin before other charges (adjusted EBITDA as a percentage of net sales)	4.3%	3.3%	5.2%	6.8%

(1)	Adjusted EBITDA represents operating income before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss (gain) on disposal of assets; and (iv) stock-based compensation expense.

(2)	Other charges related to the Company’s relocations of its headquarters and distribution operations, excludes accelerated depreciation expense of $233 for the nine months ended October 31, 2015. Other charges related to the Company’s relocations of its headquarters and distribution operations, for the three and nine months ended November 1, 2014, excludes accelerated depreciation expense of $319 and $884, respectively, (included in depreciation and amortization expense above) and $(4,110) representing gain on sale of the Company’s previous headquarters/distribution facility (included in gain on disposal of assets above).

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